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                                                                  Exhibit 10.24


                           SERVICES & OPTION AGREEMENT


            This AGREEMENT is between W. Gary Suttle ("Suttle"), Caroline S. Bartol for herself individually and as representative of the estate of John
G. Bartol ("Bartol"), and Rockford Corporation, an Arizona corporation ("Rockford"). Suttle, Bartol, and Rockford agree as follows:

      1     RECITALS.

            1.1 Rockford Business. Rockford is in the business of manufacturing and distributing high quality car and home audio products under various brand names including "Rockford-Fosgate", "Hafler", "Rockford Carbonneau", and "Perfect Interface".

            1.2 Bartol's Ownership. Bartol, individually or as representative of the estate of John G. Bartol owns 51.7% of the issued and outstanding shares of Rockford common stock and, together with trusts for the benefit of members of her family (the "Family"), owns 64.1% of the issued and outstanding shares of Rockford common stock. Assuming conversion of all of outstanding Rockford debentures, exercise of all outstanding Rockford stock options and warrants, and vesting of all "stock grants" outstanding prior to the date of this Agreement, Bartol will own 40.75%, and together with the Family 51.9%, of Rockford's fully diluted stock issue.

            1.3 Suttle Services to Rockford. Subject to the terms of this Agreement, Suttle has agreed to make himself available to perform certain services to be performed by him under the Contract between Grisanti, Galef & Goldress, Inc. ("3G") and Rockford (the "Contract"), a copy of which is attached hereto as Exhibit A and made a part hereof.

            1.4 Stock Option. Bartol desires to grant to Suttle an option to buy up to 185,000 shares of Rockford common stock (currently a 14.9% interest in Rockford on a fully diluted basis) as consideration for (1) Suttle's agreement to provide services to Rockford under the Contract and (2) Suttle's undertaking of the obligations provided in this Agreement.

            1.5 Rockford Participation. Rockford is a party to this Agreement in order to consent to the grant of the option, to permit it to enforce Suttle's obligations under this Agreement, and to permit it to withhold shares purchased by Suttle for the purpose of paying any required withholding taxes.

      2     SUTTLE SERVICES. Suttle agrees to serve as a Director, President and
CEO of Rockford, or in such other capacity as Suttle, Bartol, Rockford and 3G may mutually determine, on a "full time" basis for a period of not less than three years from August 1, 1992.

            2.1 Definition of "Full Time". The term "full time" shall mean that Suttle will devote four out of five business days (averaged in each month) to his services for Rockford, including work at Rockford's headquarters, work for Rockford in the field, and travel time on Rockford's behalf. Suttle is a "partner" in, and shall continue his affiliation with, 3G. Suttle will not take on any Interim Management assignments for 3G as president or CEO of
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another company, but may perform advisory and assessment services on behalf of
3G for its clients including Heller Financial, subject to the non-competition obligation established in this Agreement and the time limitation set forth above. Suttle may also continue as a director of Image Carpets and advise former clients who seek his advice, subject to the time limitation set forth above. If it is necessary for Suttle to spend more than one consecutive day serving 3G or other clients, Suttle shall arrange to be in communication with his Executive Secretary at Rockford, and other appropriate Rockford representatives, in order to carry out his responsibilities for Rockford.

            2.2 Executive Secretary. Suttle agrees during the term of this Agreement to employ at Rockford's expense a Confidential or Executive Secretary to assist him in the performance of his duties for Rockford and to facilitate communications between him and other members of Rockford's management. Such secretary may assist other members of Rockford's management, but shall be perceived to be Suttle's "eyes & ears" in running the organization.

            2.3 Suttle Compensation and Benefits. Suttle shall not receive any salary or other compensation from Rockford for his services, or become eligible for any bonus or other benefit made available to Rockford employees or to Rockford's executive cadre; but instead he shall be compensated exclusively by 3G for his services to Rockford. Suttle will not participate in any Rockford employee benefit plans, but may take reasonable vacations (consistent with the needs of Rockford's business) and sick leaves (when he is actually incapacitated). Such vacation and sick leave shall not be counted in determining whether Suttle has worked "full time" under section 2.1 above. Suttle acknowledges that Rockford is paying compensation directly to 3G pursuant to the Contract.

            2.4 Indemnification. Suttle shall be entitled to be exonerated, indemnified and held harmless by Rockford from any damages, costs and expenses resulting from his services to Rockford; however, neither Bartol nor the Family shall have any responsibility for such indemnification and Suttle agrees to look solely to Rockford under the Contract if he has any claim for such indemnification.

      3     OPTION GRANT. Bartol hereby grants to Suttle the right to purchase up to 185,000 shares of Rockford common stock at a price of $1.59 per share on or before August 1, 1995 and $1.95 per share thereafter until August 1, 1999, provided that either (1) Suttle shall be an "accredited investor" as that term is defined in the regulations of the Securities and Exchange Commission ("SEC") on the dates of exercise of such options and shall give investment representations reasonably satisfactory to Bartol and Rockford with respect to his purchase(s) or (2) Suttle provides other evidence reasonably satisfactory to Rockford (such as an opinion of counsel) that a proposed exercise is exempt from registration under, and otherwise complies with, applicable federal and state securities laws.

            3.1 Vesting and Exercise. The number of shares with respect to which, and the dates when the foregoing options may be exercised (subject to the further provisions of this Agreement), shall be as follows:


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
                  On and After                  Vested and Exercisable
                  ------------                  ----------------------
                  August 1, 1992                Up to 46,250 shares
                  August 1, 1993                Up to 92,500 shares
                  August 1, 1994                Up to 138,750 shares
                  August 1, 1995                Up to 185,000 shares

provided that on each vesting date Suttle must be then performing his obligations to Rockford under this Agreement and the Contract. Vesting shall cease, and Suttle shall be permitted to exercise the options only with respect to shares already vested, as of any date when Suttle's obligation to provide full time services to Rockford is terminated pursuant to Section 4 of the Contract.

            3.2 Special Vesting and Exercise If Shares Become Publicly Traded. If, at any time prior to April 1, 1999, Rockford common stock becomes publicly traded (or Rockford is merged into or acquired by any publicly owned corporation and the Rockford common stock is exchanged for securities that are publicly traded), Suttle shall have the right to exercise all 185,000 options (to the extent not previously exercised) on the day of such event but the options shall expire and may not be exercised after such day.

            3.3 Expiration. All options shall expire if not exercised on or before the earlier of (1) August 1, 1999, (2) on the day Rockford common stock becomes publicly traded (or Rockford is merged into or acquired by any publicly owned corporation and the Rockford common stock is exchanged for securities that are publicly traded), (3) 150 days after Suttle's death, (4) upon any attempted or purported assignment of Suttle's obligations or rights under this Agreement or (5) 150 days after Bartol's death.

            3.4 Adjustment of Number of Shares. The number of shares subject to Suttle's options shall be adjusted upwards or downwards to reflect all stock dividends, stock splits, reverse splits, mergers, consolidations, recapitalizations and corporate adjustments effected by Rockford between the date of this Agreement and the date of any option exercise.

            3.5 Notice of Exercise and Payment for Shares. Suttle shall give Bartol and Rockford written notice of his intention to exercise his options, of the date on which he intends to exercise his options (the "Exercise Date" or "Closing Date"), and of the number of shares to be purchased, not less than 10 nor more than 90 days before the Closing Date. The written notice shall create a binding obligation on Suttle to purchase the specified number of shares on the Closing Date. All shares purchased shall be delivered by Bartol and paid for in cash by Suttle on the Closing Date.

            3.6 Taxes and Cancellation of Shares. Suttle acknowledges that, as an independent contractor, upon exercise of the options he may become subject to (and is solely responsible for) payment of tax on the excess of the fair market value of the shares purchased over the option exercise price. Rockford may become entitled to a deduction in the same amount pursuant to provisions of the Internal Revenue Code of 1986 and Internal Revenue Service ("IRS") regulations thereunder (the "Code") that attribute to Rockford the options granted by Bartol. Suttle agrees that Rockford may elect to cancel (from the shares presented by Bartol for


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transfer of record to Suttle pursuant to an option exercise) up to that percentage of shares that is equal to the maximum marginal rate of taxes Suttle would be required by the Code to pay to the IRS upon exercise of the options; Rockford shall then pay the fair market value of any canceled shares to the IRS for Suttle's account. At Suttle's option Suttle may pay to Rockford the cash value attributed to the canceled shares, at the time of the transfer of record, in which event Rockford shall transfer to Suttle all the shares presented for transfer. Rockford represents that it will make an election to cancel shares only upon advice of its professional advisors that such action is necessary to protect its deduction (and then only in the amount required by the Code); such an election shall not constitute an admission by either Suttle or Rockford that Suttle is an employee of Rockford and Suttle shall at all times be an independent contractor to Rockford.

      4     ELECTION OF DIRECTORS. Bartol and Suttle agree to vote as Directors and to cast their ballots as shareholders of Rockford (to the extent they are now or, during the term of this Agreement, become Directors or shareholders) so as to set the number of Directors at 5 and to elect John P. Lloyd, Nicholas Bartol, Caroline S. Bartol Glen J. Carrio, and Suttle to serve as Directors. This Voting Agreement shall be subject, however, to the approval in advance of John P. Lloyd, representing Provident Mutual Life Insurance Company.

      5     OWNERSHIP OF WORKS. All ideas, artworks, compositions, conceptions, and materials ("Works") prepared by Suttle during the term of his engagement for Rockford, pursuant to this Agreement and the Contract, and usable in Rockford's business shall be the property of Rockford. Suttle hereby assigns to Rockford all of Suttle's right, copyright, title and interest in such Works. Suttle shall not use, or transfer to others, any Works other than in connection with Rockford's business or with Rockford's written consent; provided that Rockford hereby grants Suttle a non-exclusive right to use the Works personally in any activity that is not competitive with Rockford.

      6     CONFIDENTIAL INFORMATION. During and after the term of Suttle's engagement pursuant to this Agreement and the Contract, Suttle will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any trade secrets and other proprietary or confidential information and data concerning Rockford or its business ("Confidential Information"). Suttle will not, during or after the term of this Agreement, use (either alone or with others), disclose to any person, or encourage anyone else to disclose, any Confidential Information except within the scope of Suttle's duties and responsibilities for Rockford or with Rockford's consent.

      7     RETURN OF ROCKFORD DOCUMENTS. Upon termination of Suttle's engagement pursuant to this Agreement and the Contract, Suttle shall return to Rockford all records and documents of or pertaining to Rockford (including, but not limited to, customer, distributor, and supplier lists, names, or addresses) and shall not make, retain or give to any other person any copy or extract of any such record or document. "Record" includes, but is not limited to, information stored on computer.

      8     NON-COMPETE AND SOLICITATION. During the term of Suttle's engagement for Rockford pursuant to this Agreement and the Contract, and for 2 years thereafter, Suttle will not engage in, plan for, organize, work for, acquire an ownership interest in, or assist, directly or indirectly, any business that competes with Rockford in the United States or elsewhere. During


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and after the term of Suttle's engagement for Rockford pursuant to this
Agreement and the Contract, Suttle will not solicit, or assist others to solicit, any customers, distributors, suppliers, or employees of Rockford who did business or agreed to do business with Rockford at any time before or during the term of Suttle's engagement for Rockford pursuant to this Agreement and the Contract. If this section is deemed unreasonable as to time or scope by any court or arbitrator, then such court or arbitrator shall have authority to modify this section as to time or scope, or both, so that this section is reasonable and shall then enforce this section as modified. Suttle acknowledges and agrees that the market for Rockford's product is limited and international in scope, so that any competitive activities in violation of this section would cause material harm to Rockford and Bartol.

      9     ACTIONS. Suttle acknowledges that it would be difficult to determine damages, and Rockford and Bartol will not have an adequate remedy at law, if Suttle breaches this Agreement. Accordingly, if Suttle breaches this Agreement, Rockford or Bartol may seek injunctive relief to enforce this Agreement. Nothing in this section shall limit or exclude any and all other rights, including rights to money damages, granted to Rockford or Bartol in law or equity.

      10    SEVERABILITY. If any section of this Agreement is deemed
unreasonable by a court or arbitrator, such section shall be severable from the remainder of this Agreement, which shall be enforced according to its terms irrespective of the enforceability of the unreasonable section provided such enforcement is consistent with the general intent of the parties as evidenced by this Agreement taken as a whole.

      11    NON-ASSIGNABILITY. The obligations and rights of Suttle under this
Agreement shall not be assignable nor shall Suttle's options be exercisable by anyone except Suttle or the personal representative of his estate. In the event of Suttle's death, all options vested in him on such date and not previously exercised shall be exercised within 150 days of his death or else they will lapse. Any attempted or purported assignment of Suttle's obligations or rights under this Agreement shall be a material breach and shall result in the immediate termination of his options.

      12    PERFORMANCE BY BARTOL. Bartol's obligations under this Agreement shall be performed by Bartol individually, by her estate, or by the estate of John G. Bartol. In order to guarantee performance of the option obligations to Suttle under this Agreement, Bartol upon request by Suttle will place in escrow with a mutually acceptable third party selected by Bartol (and pursuant to documentation approved by Bartol and Suttle) a certificate for not less than 185,000 shares of Rockford common stock, with four or more signed stock powers attached, and instructions to deliver to Suttle up to 185,000 of such shares upon proper exercise of his options and payments of the option price to Bartol in cash. In the event of the death of Bartol before August 2, 1999, Suttle may exercise all of his vested options which do not expire on an earlier date pursuant to this Agreement until 150 days after Bartol's death.

      13    CONFLICTS WITH CONTRACT. In the event of any conflict between this
Agreement and the Contract, this Agreement shall rule the relations between Bartol and Suttle and the Contract shall regulate the dealings between Rockford and 3G inter sese.


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      14    NOTICES. Notices under this Agreement shall be effective upon delivery or three days after mailing, certified or registered mail, return receipt requested, to the addresses stated on the signature page of this Agreement (which may be changed by notice).

      15    INTEGRATION AND AMENDMENT. This Agreement is the entire agreement of the parties with respect to the grant of options to Suttle by Bartol and may be amended only by a written document signed by all the parties.

      16    GOVERNING LAW. Arizona law shall govern this Agreement and any disputes arising out of or related in any way to this Agreement.

      17    ATTORNEYS' FEES. In any proceeding arising out of or related to this
Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses incurred in connection with such proceeding.

      18    ARBITRATION. Disputes not resolved by agreement of the parties and arising out of or related in any way to this Agreement shall be submitted to binding arbitration in metropolitan Phoenix, Arizona, before a single arbitrator or, if the parties cannot agree upon a single arbitrator, before a panel of three arbitrators, one selected by each party (within 10 days after notice of a dispute and failure to agree upon a single arbitrator) and a third appointed by the arbitrators selected by the parties. The selection of arbitrators and all arbitration proceedings shall be in accordance with the rules of the American Arbitration Association, as amended to the date of the proceedings, and judgment upon the award may be entered in any court having jurisdiction. The arbitrators shall render a decision within 30 days after their appointment and may award the costs of arbitration as they see fit.

      19    EXECUTION AND EFFECTIVE DATE. This Agreement is executed and effective as of the 10th day of March , 1993.


/s/                                       /s/
----------------------------------        -------------------------------------
      Caroline S. Bartol                              W. Gary Suttle
      Address:    38415 Sombrero Rd.            Address:    648 S. River Dr.
                  Carefree, AZ 85377                        Tempe, AZ 85281


Date:       March 10, 1993                Date:       8 March, 1993
      ------------------------------           -------------------------------


Rockford Corporation


By/s/ Robert P. Baker
      Its   Vice President-Operations
      Address:    648 South River Drive
                  Tempe, AZ 85281

Date:             3/9/93
     -------------------------------------



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